EXHIBIT 10.2

Execution Version

November 5, 2012

Andrew M. Senchak

At the address on file with the Company

Re:                             Waiver Agreement

Dear Andy:

This waiver agreement (this “Agreement”) is being entered into in connection with the Agreement and Plan of Merger, dated November 5, 2012 (the “Acquisition Agreement”), Stifel Financial Corp. (the “Buyer”) and KBW, Inc. (the “Company”).  It is a condition to the Buyer’s willingness to enter into the Acquisition Agreement that you waive (1) your rights under your employment agreement, dated February 1, 2010, as amended (your “Company Agreement”), with and (2) potential vesting treatment on a change in control in connection with your restricted shares of Company Common Stock (“RSAs”), in each case in connection with the proposed Merger contemplated by the Acquisition Agreement (the “Merger”).  This Agreement sets forth the terms of your waiver.

1.                                      Your Waivers

(a)                                 Subject to Section 3, effective as of the Merger, you hereby waive your rights under your Company Agreement, including any and all severance or similar rights, and your Company Agreement will be of no further force or effect.  This waiver does not affect any other severance rights you may have at law or under applicable Company severance policy.

(b)                                 You currently have 120,984 unvested RSAs. Subject to Section 3, you hereby waive any potential vesting treatment on a change in control for any and all of your RSAs solely with respect to the Merger.  Effective at the Merger, your RSAs will be converted into the right to receive an amount of Buyer restricted stock of equivalent value determined based on the exchange ratio applicable in the Merger and otherwise continue to vest on their original schedule.  As additional consideration for your waivers, the Company will eliminate any future service requirement for your RSAs immediately prior to and subject to consummation of the Merger.  As modified, your RSAs would still become vested on the originally scheduled vesting date, so long as you do not engage in a Competitive Activity or Soliciting Activity (each as defined in Section 3) until that time.  If you are terminated without Cause (as defined in Section 3), your RSAs will become transferable on the scheduled vesting date regardless of any subsequent Competitive Activity or Soliciting Activity.  In the event taxes become due prior to the scheduled vesting date, unless you make arrangements to pay taxes in cash, the Company will withhold a portion of the RSAs in an amount sufficient to satisfy applicable taxes regardless of whether such RSAs are otherwise transferable at such time.

(c)                                  Subject to Section 3, effective at the Merger, you agree to forfeit the award under the LTIP award letter, dated February 25, 2010, between you and the Company (the “LTIP Award”) and your LTIP will be of no further force or effect.

(d)                                 Subject to Section 3, effective at the Merger, you agree to forfeit the award under the Performance Equity Award Agreement, March 21, 2011, between you and the Company (the “Performance Equity Award”) and your Performance Equity Award will be of no further force or effect.

2.                                      Transition Awards

(a)                                 Transition Stock Grant.  Effective immediately before the Merger, you (or your estate, in the event of your death prior to the Merger)will be awarded restricted shares of the Company’s common stock (your “Transition Stock Grant”).  The amount of your Transition Stock Grant will have a value, as of the grant date, of $5,000,000.  Effective at the Merger, your Transition Stock Grant will be converted into the right to receive an amount of Buyer restricted stock of equivalent value determined based on the exchange ratio applicable in the Merger and otherwise continue to vest on their original schedule.  Your Transition Stock Grant will become transferable in five equal, annual installments beginning on the first anniversary of the grant date so long as you do not engage in a Competitive Activity or Soliciting Activity prior to such time.  If you are terminated by Buyer without Cause, your Transition Stock Grant will be paid on the scheduled payment date regardless of any subsequent Competitive Activity or Soliciting Activity.  There will be no Transition Stock Grant if the Merger is not consummated.  The award agreement that will govern your Transition Stock Grant is set forth in Annex 2.

(b)                                 2012 Annual Incentive.  For the avoidance of doubt, you will be eligible to receive an annual incentive award for 2012, determined by the Compensation Committee of the Board in its discretion.

3.                                      Waivers Contingent on Merger; Interpretation

(a)                                 Waivers Contingent on Merger.  If the Acquisition Agreement terminates for any reason before the Merger occurs, your waivers in Section 1 of this Agreement will become void and have no effect. For the avoidance of doubt, if the Acquisition Agreement terminates for any reason before the Merger occurs, your Company Agreement, LTIP Award and Performance Equity Award will continue in full force and effect.

(b)                                 Defined Terms.  Capitalized terms used but not defined in this Agreement are used with the meanings set forth in Annex 1.

4.                                      Effect of Excise Tax and Limits on Golden Parachute Payments

(a)                                 Contingent Reduction of Parachute Payments.  If there is a change in ownership or control of the Company that would cause any payment, benefit or distribution by the Company or any other person or entity to you or for your benefit (whether paid or payable, provided or to be provided or distributed or distributable pursuant to the terms of this Agreement or otherwise) (each, a “Payment,” and collectively, the “Payments”) to be subject to the excise tax imposed by Section 4999 of the Code (such excise tax, together with any interest or penalties incurred by you with respect to such excise tax, the “Excise Tax”), then you will receive one dollar less than the amount of the Payments that would subject you to the Excise Tax (the “Safe Harbor Amount”).  If a reduction in the Payments is necessary so that the Payments equal the Safe Harbor Amount and none of the Payments constitutes a “deferral of compensation” within the meaning of and subject to Section 409A (“Nonqualified Deferred Compensation”), then the reduction shall occur in the manner you elect in writing prior to the date of payment.  If any Payment constitutes Nonqualified Deferred Compensation or if you fail to elect an order, then the Payments to be reduced will be determined in a manner which has the least economic cost to you and, to the extent the economic cost is equivalent, will be reduced in the inverse order of when payment would have been made to you, until the reduction is achieved.  In the event that any Payments would be required to be reduced in accordance with this paragraph, you and the Company agree to work together in good faith and to take reasonable best efforts to restructure such Payments to avoid any such reduction (or if not possible to avoid in full, to minimize any such reduction) and provide the full, expected economic benefit to you, including the Company taking any such actual or potential reduction into account in connection with future compensation arrangements.

(b)                                 Reasonable Compensation.  Prior to the Closing, the Company will hire a certified public accounting firm reasonably acceptable to you (the “Accounting Firm”) to evaluate the provisions of this Agreement.  The Accounting Firm will identify and determine the value of any component that constitutes reasonable compensation for services to be rendered (and therefore does not constitute a Payment).  You agree to cooperate in good faith with such Accounting Firm.  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any determination by the Accounting Firm under this Section 4(b) shall be binding upon the Company and you.

(c)                                  Determination of the Payments.  Any other determination required to be made under this Section 4, including whether and when the Safe Harbor Amount is required and the amount of the reduction of the Payments and the assumptions to be utilized in arriving at such determination, shall be made by the Accounting Firm (taking into account any determination under Section 4(b)) which shall provide detailed supporting calculations both to the Company and you within fifteen (15) business days of the receipt of notice from you that there has been a Payment, or such earlier time as is requested by the Company.  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any determination by the Accounting Firm under this Section 4(c) shall be binding upon the Company and you.  You shall cooperate with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.

5.                                      Entire Agreement

This Agreement, its Annexes and your Buyer Agreement are the entire agreement between you and the Company with respect to the relationship contemplated by this Agreement and supersede any earlier agreement, written or oral, with respect to the subject matter of this Agreement.

6.                                      Successors

(a)                                 Assignment by You.  You may not assign this Agreement without the Company’s consent.  Also, except as required by law, your right to receive payments or benefits under this Agreement may not be subject to execution, attachment, levy or similar process.  Any attempt to effect any of the preceding in violation of this Section 6(a), whether voluntary or involuntary, will be void.

(b)                                 Assumption by the Buyer.  Effective as of the Merger, the Buyer shall assume this Agreement and after the Merger, the Buyer will be treated for all purposes as the Company under this Agreement.  Except as provided in this Section 6(b), the Company may not assign this Agreement without your written consent.

7.                                      General Provisions

(a)                                 Withholding.  You and the Company will treat all payments to you under this Agreement as compensation for services.  Accordingly, the Company will withhold from any payment any taxes that are required to be withheld under any law, rule or regulation.

(b)                                 Severability.  If any provision of this Agreement is found by any court of competent jurisdiction (or legally empowered agency) to be illegal, invalid or unenforceable for any reason, then (i) the provision will be amended automatically to the minimum extent necessary to cure the illegality or invalidity and permit enforcement and (ii) the remainder of this Agreement will not be affected.

(c)                                  No Set-off or Mitigation.  Your and the Company’s respective obligations under this Agreement will not be affected by any set-off, counterclaim, recoupment or other right you or the Company (or any affiliate) may have against each other or anyone else.  You do not need to seek other employment or take any other action to mitigate any amounts owed to you under this Agreement, and those amounts will not be reduced if you do obtain other employment.

(d)                                 Notices.  All notices, requests, demands and other communications under this Agreement must be in writing and will be deemed given (i) on the business day sent, when delivered by hand or facsimile transmission (with confirmation) during normal business hours, (ii) on the business day after the business day sent, if delivered by a nationally recognized overnight courier or (iii) on the third business day after the business day sent if delivered by registered or certified mail, return receipt requested, in each case to the following address or number (or to such other addresses or numbers as may be specified by notice that conforms to this Section 7(d)):

If to you, to:

At the address on file with the Company

If to the Company, to:

KBW, Inc.
787 Seventh Avenue
New York, NY  10019
Attention:  General Counsel

(e)                                  Amendments and Waivers.  Any provision of this Agreement may be amended or waived but only if the amendment or waiver is in writing and signed, in the case of an amendment, by you and the Company or, in the case of a waiver, by the party that would have benefited from the provision waived.  Except as this Agreement otherwise provides, no failure or delay by you or the Company to exercise any right or remedy under this Agreement will operate as a waiver, and no partial exercise of any right or remedy will preclude any further exercise.

(f)                                   Jurisdiction; Choice of Forum; Costs.  You and the Company irrevocably submit to the exclusive jurisdiction of any state or federal court located in the County of New York over any controversy or claim arising out of or relating to or concerning this Agreement or any aspect of your employment with the Company (together, an “Employment Matter”).  Both you and the Company (i) acknowledge that the forum stated in this Section 7(f) has a reasonable relation to this Agreement and to the relationship between you and the Company and that the submission to the forum will apply even if the forum chooses to apply non-forum law, (ii) waive, to the extent permitted by law, any objection to personal jurisdiction or to the laying of venue of any action or proceeding covered by this Section 7(f) in the forum stated in this Section, (iii) agree not to commence any such action or proceeding in any forum other than the forum stated in this Section 7(f) and (iv) agree that, to the extent permitted by law, a final and non-appealable judgment in any such action or proceeding in any such court will be conclusive and binding on you and the Company.  However, nothing in this Agreement precludes you or the Company from bringing any action or proceeding in any court for the purpose of enforcing the provisions of this Section 7(f).  To the extent permitted by law, the Company will pay or reimburse any reasonable expenses, including reasonable attorney’s fees, you incur as a result of any Employment Matter.

(g)                                  Governing Law.  This Agreement will be governed by and construed in accordance with the law of the State of New York applicable to contracts made and to be performed entirely within that State.

(h)                                 Section 409A.  This Agreement is intended to comply with or be exempt from the requirements of Section 409A of the Code (“Section 409A”) with respect to amounts, if any, subject thereto and shall be interpreted, construed and performed consistent with such intent.  To the extent you would otherwise be entitled to any payment under this Agreement or any other plan or arrangement of the Company or any affiliate that constitutes “deferred compensation” subject to Section 409A, and that if paid during the six months beginning on the date of termination of your employment would be subject to the Section 409A additional taxbecause you are a “specified employee” (within the meaning of Section 409A and as determined by the Company), (i) such payment will not be made to you and instead will be made to a trust in compliance with Rev. Proc. 92-64 and (ii) such payment, together with any earnings on it, will be paid to you on the earlier of the six-month anniversary of your date of termination or your death.  Similarly, to the extent you would otherwise be entitled to any benefit (other than a payment) during the six months beginning on the termination of your employment that would be subject to the Section 409A additional tax, the benefit will be delayed and will begin being provided (together, if applicable, with an adjustment to compensate you for the delay) on the earlier of the six-month anniversary of your date of termination or your death.In addition, any payment or benefit due upon a termination of your employment that represents “deferred compensation” subject to Section 409A shall be paid or provided to you only upon a “separation from service” as defined in Treas. Reg. § 1.409A-1(h).

(i)                                     Counterparts.  This Agreement may be executed in counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.

Very truly yours,

KBW, Inc.

/s/ Mitchell Kleinman

By: Mitchell Kleinman

Accepted and agreed:

/s/ Andrew M. Senchak

Andrew M. Senchak

Date: November 5, 2012

Annex 1 — Defined Terms

“Affiliated Company” means, with respect to any person or entity, any other person or entity directly or indirectly controlling, controlled by or under common control with such person or entity (including, in the case of a person, any member of such person’s immediate family).  The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting securities, by contract or otherwise.

“Buyer Agreement” means your employment agreement with Buyer, dated the date of this Agreement.

“Cause” has the meaning defined in your Buyer Agreement..

“Client” means any client, former client or prospective client of the Firm to whom you provided services, or for whom you transacted business, or whose identity became known to you in connection with your relationship with or employment by the Firm.

“Competitive Activity” means (1) with respect to your existing RSAs: to (A) form, or acquire a 5% or greater equity ownership, voting or profit participation interest in, any Competitive Enterprise; or (B) associate (including, but not limited to, association as an officer, employee, partner, director, consultant, agent or advisor) with any Competitive Enterprise and in connection with such association engage in, or directly or indirectly manage or supervise personnel engaged in, any activity (i) which is similar or substantially related to any activity in which you were engaged, in whole or in part, at the Firm, (ii) for which you had direct or indirect managerial or supervisory responsibility at the Firm or (iii) which calls for the application of the same or similar specialized knowledge or skills as those utilized by you in your activities at the Firm at any time during the one-year period immediately prior to your termination of employment, and, in any such case, irrespective of the purpose of the activity or whether the activity is or was in furtherance of advisory, agency, proprietary or fiduciary business of either the Firm or the Competitive Enterprise  (by way of example only, an “advisory” investment banker joining a leveraged-buyout firm or a research analyst becoming a proprietary trader or joining a hedge fund would constitute a Competitive Activity) and (2) with respect to your Transition Stock Grant, the meaning assigned to such term in Annex 2.

“Competitive Enterprise” means a business enterprise that engages in, or owns or controls a significant interest in any entity that engages in, financial services such as investment banking, public or private finance, financial advisory services, provision of investment advice, products or services, private investing (for anyone other than you or members of your family), merchant banking, asset or hedge fund management, securities brokerage, sales, lending, custody, clearance, settlement or trading.

“Firm” means the Company and any Affiliated Company.

“Solicit” means any direct or indirect communication of any kind whatsoever,

regardless of by whom initiated, inviting, advising, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action.

“Soliciting Activity” means (1) with respect to your existing RSAs: to directly or indirectly (A) Solicit a Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Firm, (B) interfere with or damage (or attempt to interfere with or damage) any relationship between the Firm and a Client or (C) Solicit any person who is an employee to resign from the Firm or to apply for or accept employment with, or agree to perform services for, any Competitive Enterprise and (2) with respect to your Transition Stock Grant, the meaning assigned to such term in the relevant award agreement attached as Annex 2.